Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES SECOND QUARTER 2010 RESULTS
Order Levels Continue to Improve;
Cash Generation Remains Strong
DAYTON, OHIO, March 24, 2010...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.13 for its fiscal second quarter ended February 28, 2010 as compared with $0.46 in the comparable prior year period. The Company also reported that second quarter orders of $156 million were 21% higher than the second quarter of 2009 and 13% higher than the first quarter of 2010, with growth noted in each of the Company’s segments.
Second quarter sales of $130 million were 21% lower than the second quarter of 2009. Lower sales volumes, combined with difficult pricing conditions in certain markets, contributed to lower earnings before interest and taxes (EBIT) of $7 million in the second quarter of 2010.
“We are encouraged by the growth in order levels, especially in energy markets,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Offsetting some of the benefit from this growth are pricing pressures within our Process Solutions Group. We are actively addressing the cost structure in this business, having cut over $2 million of annualized costs in the first half of this year and implementing another restructuring initiative later this month to cut an additional $3 million of annualized costs. Our attention to operating improvements throughout Robbins & Myers also contributed to improved cash flow in the quarter.”
$18 million of cash was generated from operating activities in the second quarter of 2010, substantially higher than the $5 million in the prior year quarter. The Company’s cash balances grew to $132 million. Robbins & Myers has $31 million of debt, including $30 million of senior notes which mature on May 3, 2010. The Company’s $150 million revolving credit agreement remains undrawn.
Mr. Wallace said, “Continued customer order growth supports our projections for strengthening financial performance in the second half of fiscal 2010.” The Company initiated its third quarter DEPS forecast of $0.13-$0.23, excluding the cost of restructuring actions which are expected to be approximately $2 million. Robbins & Myers affirmed its full year 2010 DEPS forecast of $0.80-$1.00, excluding the cost of restructuring actions.
Second Quarter Results by Segment
In January, the Company announced a realignment of its businesses that included moving its Chemineer US and Asian operations from the Process Solutions Group to the Fluid Management Group. All results included in this press release have been adjusted to reflect the new operating and reporting structure. A recasting of quarterly segment results for fiscal 2007 through 2009 can be viewed in the “Investor Relations” section of the Company’s website, www.robn.com.
The Company’s Fluid Management segment orders of $80 million represent a 20% increase over the prior year second quarter and a 17% sequential increase from the first quarter of 2010, driven primarily from strengthening energy markets. Sales of $67 million are 23% lower than the comparable prior year period, and EBIT fell 39% to $14 million.
The Process Solutions segment reported orders of $45 million, 11% higher than the prior year second quarter or 5% excluding currency translation effects. Sales of $40 million were 18% lower than the comparable prior year period or 23% excluding currency translation effects. The segment incurred an EBIT loss of $3 million in the second quarter of 2010 as a result of lower sales and pricing pressures. In the second quarter of 2009, the segment had EBIT income of $2 million.
Romaco segment orders of $31 million were 46% higher than the comparable prior year quarter or 32% excluding currency translation effects. Segment backlog also included a $9 million reduction to reflect the cancellation of an order originally booked in fiscal 2006. Sales in the quarter were $23 million, 19% less than the second quarter of 2009. Romaco EBIT of $0.3 million was similar to the amount earned in the prior year second quarter.
Conference Call to Be Held Today, March 24 at 1:30 PM (Eastern)
A conference call to discuss these results has been scheduled for 1:30 PM Eastern on Wednesday, March 24, 2010, which can be accessed at www.robn.com or by dialing 1-866-700-7477 (US/Canada) or +1-617-213-8840, using conference ID #58160159. Replays of the call can be accessed by dialing 1-888-286-8010 (U.S./Canada) or +1-617-801-6888, using replay ID #33481357.

About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to EBIT, a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.
In addition to historical information, this press release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: the cyclical nature of some of our markets; a significant decline in capital expenditures in our primary markets; a major decline in oil and natural gas prices; reduced demand due to the general worldwide economic downturn and general credit market crises; our ability to realize the benefits of our restructuring programs; increases in competition; changes in the availability and cost of our raw materials; foreign exchange rate fluctuations as well as economic or political instability in international markets and the performance of our business in hyperinflationary environments, such as Venezuela; work stoppages related to union negotiations; customer order cancellations; the possibility of product liability lawsuits that could harm our business; events or circumstances which result in an impairment of, or valuation against, assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow; and decline in the market value of our pension plans’ investment portfolios affecting our financial condition and results of operations. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(in thousands)	February 28, 2010	August 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$132,420	$108,169
Accounts receivable	104,655	114,191
Inventories	103,929	105,772
Other current assets	14,619	11,573
Deferred taxes	11,304	12,519

Total Current Assets	366,927	352,224

Goodwill & Other Intangible Assets	269,737	273,476
Deferred Taxes	25,698	26,477
Other Assets	8,985	9,490
Property, Plant & Equipment	127,966	135,187

	$799,313	$796,854

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$46,658	$55,918
Accrued expenses	77,054	68,059
Current portion of long-term debt	30,853	30,194

Total Current Liabilities	154,565	154,171

Long-Term Debt — Less Current Portion	176	265
Deferred Taxes	44,106	44,194
Other Long-Term Liabilities	114,411	115,113
Shareholders’ Equity	486,055	483,111

	$799,313	$796,854

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
(in thousands, except per share data)	2010	2009	2010	2009

Sales	$129,919	$163,825	$259,332	$341,796
Cost of sales	87,989	107,049	174,368	217,044

Gross profit	41,930	56,776	84,964	124,752
SG&A expenses	35,384	35,941	68,682	77,523

Income before interest and income taxes	6,546	20,835	16,282	47,229
Interest expense, net	161	90	304	143

Income before income taxes	6,385	20,745	15,978	47,086
Income tax expense	1,932	5,290	5,299	14,247

Net income including noncontrolling interest	4,453	15,455	10,679	32,839
Less: Net income attributable to noncontrolling interest	260	392	456	568

Net income attributable to Robbins & Myers, Inc.	$4,193	$15,063	$10,223	$32,271

Net income per share:
Basic	$0.13	$0.46	$0.31	$0.96
Diluted	$0.13	$0.46	$0.31	$0.96

Weighted average common shares outstanding:
Basic	32,927	32,802	32,899	33,620
Diluted	32,966	32,804	32,949	33,679

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
(in thousands)	2010	2009	2010	2009

Customer Sales
Fluid Management	$66,970	$86,871	$135,158	$187,401
Process Solutions	39,867	48,503	83,400	102,527
Romaco	23,082	28,451	40,774	51,868

Total	$129,919	$163,825	$259,332	$341,796

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$13,633	$22,283	$30,367	$50,507
Process Solutions	(2,538)	1,937	(4,189)	5,222
Romaco	340	442	(418)	(1,001)
Corporate and Eliminations	(4,889)	(3,827)	(9,478)	(7,499)

Total	$6,546	$20,835	$16,282	$47,229

Depreciation and Amortization
Fluid Management	$1,969	$2,023	$4,016	$4,086
Process Solutions	1,419	1,400	2,902	2,818
Romaco	572	500	1,150	982
Corporate and Eliminations	71	132	157	262

Total	$4,031	$4,055	$8,225	$8,148

Orders
Fluid Management	$79,860	$66,688	$147,967	$167,018
Process Solutions	44,800	40,489	86,714	98,267
Romaco	30,843	21,119	57,977	47,844

Total	$155,503	$128,296	$292,658	$313,129

Backlog
Fluid Management	$46,937	$66,441	$46,937	$66,441
Process Solutions	63,013	78,428	63,013	78,428
Romaco	43,879	40,558	43,879	40,558

Total	$153,829	$185,427	$153,829	$185,427

Note: EBIT is a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
(in thousands)	2010	2009	2010	2009

Operating activities:
Net income including noncontrolling interest	$4,453	$15,455	$10,679	$32,839
Depreciation and amortization	4,031	4,055	8,225	8,148
Other, net	9,729	(14,287)	10,599	(36,062)

Cash provided by operating activities	18,213	5,223	29,503	4,925

Investing activities:
Capital expenditures	(1,265)	(3,667)	(3,447)	(7,044)
Proceeds from asset sales	1,094	—	1,094	—

Cash used by investing activities	(171)	(3,667)	(2,353)	(7,044)

Financing activities:
(Payments) proceeds of long-term debt, net	(716)	(1,213)	570	(2,195)
Share buyback program	—	—	—	(39,114)
Dividends paid	(1,399)	(1,314)	(2,713)	(2,616)
Other, net	255	288	366	859

Cash used by financing activities	(1,860)	(2,239)	(1,777)	(43,066)
Exchange rate impact on cash	(2,872)	(1,529)	(1,122)	(6,095)

Increase (decrease) in cash	13,310	(2,212)	24,251	(51,280)
Cash at beginning of period	119,110	74,337	108,169	123,405

Cash at end of period	$132,420	$72,125	$132,420	$72,125